Paul Menefee
Barclays Capital Inc.
200 Park Avenue
New York, NY 10166

Re: Securitized Asset Backed Receivables LLC Trust, 2004-NC1,
Mortgage Pass-through Certificates, Series 2004-NC1

To whom it may concern:

The undersigned officer of National City Corporation, which is the parent corporation of National City Bank, successor by merger to Servicer, provides this Annual Statement as to Compliance as required by the Pooling and Servicing Agreement ("Agreement") for the above-referenced security and certifies that (i) a review of the activities of the Servicer during the eleven-month period ending November 30, 2004 and of performance under the Agreement has been made under my supervision, and (ii) to the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreement for the eleven-month period ending
November 30, 2004, subject to the items disclosed in the report for the eleven-month period ending November 30, 2004 prepared by Ernst & Young LLP after conducting a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers .

Sincerely,

NATIONAL CITY CORPORATION


By: /s/   John D. Gellhausen
     John D. Gellhausen
     Executive Vice President

Dated:  March 31, 2005